Exhibit 3.11.2
Grifols Italia S.p.a.
[illegible notary stamp]
[signature]
BOOK OF MEETINGS AND DECISIONS OF THE SHAREHOLDERS MEETINGS
Attachment “A” to No. 13158/7426 in the Repertory
Article 1
Name

1. The company is named:
“GRIFOLS ITALIA S.P.A.”
Article 2
Registered Office
2. The registered of the company is in San Giuliano Terme.
The company may open and close elsewhere, in Italy and abroad, branches, affiliates, agencies, representations, offices and warehouses.
Article 3
Purpose
3. The company has the following activities as its purpose:
a) The import, acquisition, manufacture, packaging, storage, registration, sale, export and commerce in general with substances, compounds, solutions, devices, instruments, semi-finished and finished products for surgical, medical, diagnostic and therapeutic use of biological, chemical, pharmaceutical and biotechnological type.
b) The scientific, medical and commercial communication and information related to the above sectors with health and commercial operators, including by specific communication means and “media” in general, including the organization of seminars, roundtables and congresses.
c) The collection, control and fractioning of domestic plasma and the production of blood derivatives originating from such plasma on behalf of the National Health Service and/or the Italian Regional Administrations and/or collection and/or hospital centers. For this purpose, Grifols Italia will act in the name and on behalf and in the capacity of exclusive representative for Italy of the Spanish company Istituto Grifols S.A. and as such may execute conventions, agreements and contracts with any public administrator and/or private company.
d) The supply to third parties of work, including intellectual, as well as services for the pharmaceutical industry related, as an example and without limitation thereto, to the management, administration, promotion, medical, scientific and technical information, storage and distribution of pharmaceutical, biological, biotechnological products, diagnostic instruments, medical and surgical devices as well as medical equipment in general.
e) The import, distribution, sale and marketing of integrated systems (therefore made up of devices with the respective management control software) and nonintegrated, as well as instruments for hospital logistics for dispensation and monitoring of the distribution of drugs and medical surgical devices in general, from the central hospital pharmacy to the patient’s bed, as well as devices for the preparation and distribution of the sole dose.
f) The implementation and development of relationships with central and local government authorities, with central and local health authorities, with the medical profession, with the scientific world, with the

Grifols Italia S.p.a.
[illegible notary stamp]
[signature]
BOOK OF MEETINGS AND DECISIONS OF THE SHAREHOLDERS MEETINGS
foundations and associations of the sector in order to cooperate with them in the development of programs for the protection of public health and health assistance.
For the achievement and within said purposes, the company may also:
- render to third parties endorsements, sureties and any other guarantee, including real, as well as engaging in financing activities, provided it does so not with the public and in compliance with the provisions of legislative decree No. 385/1993.
- assume, directly or indirectly, interests and holdings in other companies or enterprises with similar, related or associated purpose to its own, as well as constitute foundations and joint ventures.
- collect funds from its own partners, in the form of loans or borrowing, including for interest, in accordance with current laws and regulations.
- purchase, sell, license or acquire and/or assign economic use rights for trademarks, industrial patents, know how, manufacturing processes, intellectual works, as well as any other industrial and/or intellectual property right related thereto.
- act as representative and/or agent, exclusive or non-exclusive, of national or foreign companies, design products, sign service contracts, either as client or as contractor.
Article 4
Term
4. The term of the company is established as of the date of its legal incorporation until August 31, 2100.
Article 5
Domicile
5. The domicile of the partners, directors, auditors and external auditor, for their relationship with the company, is that appearing from the corporate books; it is the responsibility of the partner to communicate its change of address.
In the absence of indication of the address in the book of partners, reference is made to the personal residence.
Article 6
Capital and shares
6. The capital is of EUR 2,496,000.00 (euro two million four hundred ninety-six thousand), and is divided into 6,000 (six thousand) shares with a par value of EUR 416.00 (euro four hundred sixteen) each, and may be increased once or several times by decision of the Extraordinary Shareholders’ Meeting, including by contributions in kind.
The capital may also be increased with issues of shares with rights different than those of the shares already issued.
In case of cash capital increase, the partners have option right, pursuant to Article 2441 of the Civil Code.

Grifols Italia S.p.a.
[illegible notary stamp]
[signature]
BOOK OF MEETINGS AND DECISIONS OF THE SHAREHOLDERS MEETINGS
The shares are registered, unless otherwise provided by law.
When the shares are fully paid-in, they may be registered or at bearer and can be transferred from one to the other category at the request and expense of the shareholder.
The new shares offered to partners as an option will be proportional to the capital owned by them.
The shares are registered when so prescribed by the current laws according to the terms and modalities established by said laws, otherwise the shares may be registered or at bearer at the choice of the shareholder.
The share is indivisible and gives right to one vote. The case of co-ownership is governed by law.
Article 7
Bonds
7. The company may issue bearer or registered bonds in compliance with legal provisions.
The right to issue bonds belongs to the Extraordinary Partners’ Meeting.
Article 8
Financing
8. The company may acquire from the partners financing with or without interest, with or without reimbursement obligation, according to current legal provisions, with particular reference to those governing the collection of savings among the public.
In addition, the company may give loans to the partners, with interest, for the achievement of the corporate purpose.
Article 9
Transfer of shares
9. The shares are freely transferrable.
Article 10
Opt-out
10. The opt-out right may be exercised by the partner in the cases provided by law.
Article 11
Sole partner
11. When the shares belong to a single person or in case of change of sole partner, the directors, pursuant to Article 2362 of the Civil Code, must deposit for registration with the register of companies a declaration containing the indication of the last or first name or corporate name, date and place of birth or incorporation, domicile or registered office or citizenship of the sole partner.
When the plurality of partners is constituted or reconstituted, the directors must deposit the respective declaration for registration with the register of companies.

Grifols Italia S.p.a.
[illegible notary stamp]
[signature]
BOOK OF MEETINGS AND DECISIONS OF THE SHAREHOLDERS MEETINGS
The sole partner or the person who stops being the sole partner may provide to the publication the required under the previous paragraph.
The declarations of the directors must be reported within thirty days from the registration in the book of partners and must indicate the date of such registration.
Article 12
Subjection to the management and control activity
12. The company must indicate its possible suggestion to the management and coordination of another in acts and correspondence, as well as by registration, to be made by the directors, with the section of the register of companies referred to in Article 2497-bis, second paragraph c.c.
Article 13
Functions of the Ordinary and Extraordinary Shareholders’ Meeting
13. The Shareholders’ Meeting is ordinary and extraordinary and decides on the matters reserved for it by law.
Article 14
Convening of the Shareholders’ Meeting
14. The Ordinary Shareholders’ Meeting is convened at least once within one hundred twenty days from the end of the fiscal year or, in consideration of the holdings of foreign partners and the need to prepare certified and consolidated group balance sheets and whenever particular requirements related to the structure and purpose of the company warrant, the Ordinary Shareholders’ Meeting for the approval of the balance sheet may be convened within 180 (one hundred eighty) days from the end of the fiscal year.
The Shareholders’ Meeting is convened by the Board of Directors at the registered office in the United States of America and in the member countries of the European Community as indicated in the invitation.
The sessions of the Ordinary Shareholders’ Meeting may take place by videoconference or teleconference or with participants located in several locations, contiguous or distant, tele-related, connected remotely, provided that, in substance, the collegiate method and the principles of good faith and equal treatment of the partners are respected.
In particular, it is necessary to:
•	allow the President of the Meeting, including through his own presidency office, to verify the identity and legitimacy of the participants, regulate the course of the session, find and proclaim the results of voting;

•	allow the drafter of the minutes to adequately hear the events of the Meeting set forth in minutes;

•	allow the persons legitimately admitted in the Meeting by the president to participate in the discussion and simultaneous voting on the items on the agenda;

•	indicate in the invitation (except in the case of universal Meeting) the audio/video locations connected by the care of the company, where the interventions may be located.
The Meeting will be deemed held at the place where the President is found and where

Grifols Italia S.p.a.
[illegible notary stamp]
[signature]
BOOK OF MEETINGS AND DECISIONS OF THE SHAREHOLDERS MEETINGS
the secretary must be found in order to allow for the drafting and signing of the respective minutes.
The Extraordinary Shareholders’ Meeting is convened for the decisions under its competence when the Board of Directors finds it appropriate. The invitation must also be made without delay when the request is made pursuant to the law.
The Shareholders’ Meetings are convened by publication of the notice containing the agenda in the Official Gazette or the daily “Corriere della Sera” or “La Nazione” or “Il Sole 24 Ore,” or by notice communicated to the partners by registered letter, telegram, email or other means that guarantee proof of receipt, at least eight days before the day scheduled for the Meeting.
Article 15
Shareholders’ Meetings on second and subsequent call
15. The invitation notice may indicate a date for a second and subsequent call in the event that in the previous session the Meeting was not legally constituted.
The Meetings on second or subsequent call must take place within thirty days from the date indicated in the invitation for the first call meeting.
The Meeting on subsequent call may not be held on the same day of the Meeting under the previous call.
Article 16
Universal Shareholders’ Meeting
16. Even in the absence of formal invitation, the meeting is reputed to be regularly constituted when the entire capital is represented and the majority of the members of the Board of Directors and the majority of the Board of Auditors are present in the meeting.
In this event, each of the participants may oppose the discussion (and voting) of the items on which he deems not to be sufficiently informed.
Article 17
Ordinary Shareholders’ Meeting: determination of quorum
17. The Ordinary Shareholders’ Meeting is regularly constituted in the presence of as many partners as represent at least half of the capital in person or by proxy.
On second or subsequent call, the Ordinary Meeting is regularly constituted regardless of the portion of capital represented.
The Ordinary Meeting on the first, second and any subsequent call decides with the favor of a vote of an absolute majority of those present.
However, the decision that waives or settles the action for liability against the directors is not deemed approved if the vote against consists of at least one-fifth of the capital.

Grifols Italia S.p.a.
[illegible notary stamp]
[signature]
BOOK OF MEETINGS AND DECISIONS OF THE SHAREHOLDERS MEETINGS
Article 18
Extraordinary Shareholders’ Meeting: determination of quorum
18. The Extraordinary Shareholders’ Meeting on first call is regularly constituted and decides with a favorable vote with more than half of the capital.
On second call, the Extraordinary Shareholders’ Meeting is validly constituted with the intervention of as many partners as represents more than one-third of the capital and decides with the favorable vote of at least two-thirds of the capital represented in the Meeting, always subject to mandatory legal provisions.
Article 19
Legitimacy to participate in meetings and to vote
19. To be admitted to the Meeting, the partners must show their securities in order to prove their legitimacy to participate in the Meeting, unless they have made the deposit referred to in the second paragraph of Article 2370 c.c.
Article 20
Representation of the partner in Meetings: delegations
20. The partners may be represented by another person with written delegation, with the limitations referred to in Article 2372 of the Civil Code.
Article 21
President and secretary of the Meeting, Minutes
21. The Ordinary and Extraordinary Meetings are presided by the person designated by the participants.
The President appoints a secretary, who need not be a member and chooses, if he finds it appropriate, two scrutineers among the shareholders and auditors.
The decisions of the Meeting are entered in minutes signed by the President, Secretary and possibly by the scrutineers, in accordance with Art. 2375 c.c.
In the cases provided by law and also when the managing body deems it appropriate, the minutes are drafted by a Notary chosen by him.
If the minutes are drafted by a Notary, the assistance of the secretary is not necessary.
Article 22
Managing body
22. The company is managed by a Sole Administrator or a Board of Directors made up of two to nine directors who need not be partners.
Article 23
Prohibition of competition
23. The directors must comply with the prohibition of competition set forth in Article 2390 of the Civil Code, except with the authorization of the Shareholders’ Meeting.

Grifols Italia S.p.a.
[illegible notary stamp]
[signature]
BOOK OF MEETINGS AND DECISIONS OF THE SHAREHOLDERS MEETINGS
Article 24
Appointment and replacement of the managing body
24. The directors are appointed by the Ordinary Shareholders’ Meeting, which will establish their number in the act of appointment.
The directors remain in office for the time determined by the Shareholders’ Meeting that appointed them, without prejudice to the limit of three fiscal years provided by law, and may be reelected.
Their appointment expires on the date of the Shareholders’ Meeting called to approve the balance sheet of the last fiscal year during their office.
If, during the fiscal year, one or several directors are absent, the others will replace them by decision approved by the Board of Auditors, provided that the majority is always constituted of directors appointed by the Shareholders’ Meeting.
The directors so appointed remain in office until the next Meeting.
Whenever the majority of directors appointed by the Shareholders’ Meeting is absent, those who remain in office must call the Meeting to replace the missing directors.
The term of the directors so appointed expires at the same time with those who are in office at the time of their appointment.
Article 25
President of the Board of Directors
25. The Board elects among its own members a President; it may also elect one or several Vice Presidents whenever it deems appropriate.
The President and the Vice Presidents may be reelected.
The Board appoints a secretary who may be chosen outside its members.
Article 26
Decisions of the Board of Directors
26. The Board meets whenever the President finds it appropriate or when requested by the President, the Board of Directors or two individual members of the Board.
The invitations will be issued by the President at the place designated in the invitation notice, including by registered letter, telegram, fax, email and any other means that guarantee proof of receipt, to be sent at least three calendar days before the meeting.
The Board of Directors meets at the place indicated in the invitation notice, at the registered office or elsewhere, in the United States of America or in the member countries of the European Community.
The meeting of the Board of Directors will be presided by the President or another Director designated by the Board of Directors itself.
For the validity of the decisions, it is necessary that a majority of the directors in office be present.
The possibility is admitted that the meetings of the Board of Directors may be held by teleconference

Grifols Italia S.p.a.
[illegible notary stamp]
[signature]
BOOK OF MEETINGS AND DECISIONS OF THE SHAREHOLDERS MEETINGS
or videoconference, provided that all participants may be identified, can follow the discussion and intervene in real time in the discussion of the issues addressed, including by examining and exchanging documents; if these requisites are met, the Board of Directors is deemed held at the place where the President of the meeting is located, or where the secretary of the meeting must be located, in order to allow for the drafting and signing of the minutes in the respective book.
The Board of Directors is validly constituted whenever, even in the absence of formal invitation, all active directors and all members of the Board of Auditors are present.
The respective decisions are made by majority of the votes cast, excluding possible abstentions; in case of a tie, the vote of the President of the meeting is deciding.
Article 27
Competence and powers of the managing body
27. The managing body has all powers for the management of the company, without prejudice to the need for specific authorization in the cases required by law.
Article 28
Remuneration of the directors
28. The Shareholders’ Meeting may decide on a total amount for the remuneration of all directors, including those with special tasks.
In the absence of decision of the Shareholders’ Meeting concerning the remuneration of the directors, the latter will have right only to reimbursement of expenses.
The remuneration of the Managing Director may be established by the Board of Directors after hearing the opinion of the Board of Auditors according to the maximum limit that may be determined by the Shareholders’ Meeting.
Article 29
Audit
29. The audit activity of the Company is carried out by the Board of Auditors, except in cases where it is mandatory to appoint an external auditor or an audit company or when the company voluntarily appoints the external auditor or external audit company.
The requisites, functions, granting of the position, responsibilities and activities of the external auditor or external audit company are regulated by law.
The activity is entered in the appropriate book kept at the operating offices of the auditor entities.
Article 30
Board of Auditors
30. The Board of Auditors is made up of three principal members and two alternates, appointed and operating pursuant to the law.
The auditors remain in office for three years and may be reelected.

Grifols Italia S.p.a.
[illegible notary stamp]
[signature]
BOOK OF MEETINGS AND DECISIONS OF THE SHAREHOLDERS MEETINGS
The Shareholders’ Meeting that appoints the auditors and the President of the Board of Auditors will determine the compensation to which they are entitled.
The Board of Auditors supervises the compliance with the law and the bylaws, the respect of the principles of correct administration and especially the suitability of the organizational, administrative and accounting structure adopted by the company and its correct operation.
For their entire term in office, the auditors must meet the requisites referred to in Article 2399 of the Civil Code.
The loss of such requisites determines the immediate dismissal of the auditor and his replacement by the oldest alternate auditor.
The term in office of the auditors expires on the date of the Shareholders’ Meeting called to approve the balance sheet of the third fiscal year during their office.
The termination of the auditors for the expiration of the term is effective as of the time the Board of Directors was reconstituted.
The Board of Directors meets at least every ninety days at the initiative of any of the auditors. The meeting is validly constituted in the presence of a majority of the auditors and decides with the favorable vote of the absolute majority of the auditors.
The meetings may also be held by remote means, according to the modalities provided for the proceedings of the Shareholders’ Meeting.
Article 31
Balance sheet and profit
31. The fiscal year’s end on December 31 each year.
The managing entity prepares the balance sheet within the terms and in accordance with legal provisions, attached with a report on the progress of the company performance if requested by law.
From the net profit as it arises from the balance sheet, 5% (five percent) is deducted and allocated to the ordinary reserve until it reaches one-fifth of the capital.
The remainder is distributed among the shareholders proportionately to the shares owned, except if the Shareholders’ Meeting decides on special withholdings for extraordinary reserves or other purposes, or decides to carry it forward in full or in part to the following fiscal years.
Article 32
Dissolution and liquidation
32. If the dissolution of the Company occurs at any time and for any reason, the Shareholders’ Meeting establishes the modalities of the liquidation and appoints one or several liquidators, establishing their powers.
Article 33
General provisions
33. For everything not expressly contemplated in these bylaws, reference is made to the provisions contained in the Civil Code and special laws in the matter.

Grifols Italia S.p.a.
[illegible notary stamp]
[signature]
BOOK OF MEETINGS AND DECISIONS OF THE SHAREHOLDERS MEETINGS
Signed Riccardo Vanni
Signed Angelo Busani